Exhibit 11



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 17 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 31, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1997 Annual Reports to Shareholders of the Western Asset Trust Limited Duration Portfolio, Western Asset Trust Intermediate Portfolio, Western Asset Trust Core Portfolio and Western Asset Trust International Securities Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.



PRICE WATERHOUSE LLP

Baltimore, Maryland
March 12, 1998